First Corporation announces interim technology report confirms Gecko Landmarks Ltd. has developed specialized software enabling rapid acquisition and production of quality landmark data

London – July 14, 2011 - First Corporation (OTC.BB:FSTC) announces an interim technology report from the IT team at Private Trading Systems confirms Gecko Landmarks Ltd. has developed specialized software enabling landmark acquisition. According to the report, Gecko has developed a software tool AtLAS (Advanced Landmark Acquisition System) which enables the landmark acquisition process to be carried out reliably without having to visit the location. AtLAS, the key software asset of Gecko is developed in-house, appears to be unique, and is the enabling tool for the rapid acquisition and production of quality landmark data.

Gecko also expects to offer Gecko SMS, an SMS editor which automatically adds landmark information to text messages. Currently at an advanced stage of development, Gecko SMS is a mobile phone proof-of-concept application that demonstrates landmark usage in a practical fashion.

The interim report provisionally concludes:

•	Gecko seemingly has the only worldwide landmark database that is fit for the purpose
•
The mammoth task of building an accurate landmark database for the world might be unachievable without Gecko’s AtLAS advanced landmark acquisition system enabling fast and accurate gathering of landmark data

•	Being the sole owner of AtLAS, Gecko restricts access creating a unique competitive advantage

First Corporation recently announced a Letter of Intent to acquire an initial 10% equity interest in Gecko. The Company commissioned the specialist IT department of PTS to report on Gecko's software as part of the due diligence process. First Corporation management awaits finalization of the report from Private Trading Systems. With the gathering of additional due diligence information, the Company intends to conclude the transaction with Gecko as soon as possible thereafter, subject to regulatory requirements

About First Corporation

First Corporation was incorporated under the laws of the State of Colorado on December 27, 1995. The Company's activities to date have been limited to organization and capital formation.

Forward-Looking Statement

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. Among others, these risks include the failure to meet schedule or performance requirements of the Company's contracts, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources, and the impact of competitive pricing. In the light of these uncertainties the forward-looking events referred to in this release might not occur.

Contact:
Emerson Gerard Associates
Jerry Jennings
561-881-7318
jerry@emersongerard.com